Exhibit 99.1

FOR IMMEDIATE RELEASE
January 24, 2013

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Clint E. Stein, Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Fourth Quarter and Full Year 2012 Earnings; Increased Quarterly Cash Dividend

Highlights for the quarter include strong loan growth, exceptional core deposit levels and continued improving credit quality

TACOMA, Washington, January 24, 2013 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB (“Columbia”) said today upon the release of Columbia's fourth quarter 2012 earnings, “Our core performance measures continue their positive trend, the result of our ongoing strategic initiatives. These initiatives have resulted in solid loan growth, improved credit quality metrics, as well as increased levels of noninterest income, coupled with reduced expenses."
Ms. Dressel continued, "In general, our core performance measures for the fourth quarter 2012 and the full year 2012 are improved when compared to the results of the same periods in the prior year. Prior period comparisons are distorted by the favorable impact resulting from one of our FDIC-assisted acquisitions, which bolstered earnings during the fourth quarter by $0.15 per share, or $6 million. With loan growth of 8%, our high level of core deposits and the pending merger with West Coast Bancorp, we feel we are well-positioned heading into 2013.”
Columbia's net income was $13.5 million for the quarter ended December 31, 2012 compared to net income of $14.8 million for the same quarter of 2011. Earnings per diluted common share were $0.34 for the fourth quarter, compared with earnings of $0.37 per diluted common share a year earlier. The decline in earnings was due to the enhanced benefits realized in the fourth quarter of 2011 from Columbia's FDIC-assisted transactions.

Significant Influences on the Quarter Ended December 31, 2012

Net Interest Margin

Columbia's net interest margin decreased to 5.15% for the fourth quarter of 2012, down from 7.14% for the same period last year and down from 5.52% for the third quarter of 2012. Columbia's net interest margin is impacted significantly by the accounting for acquired loans. The net interest margin for the current quarter reflects a moderating trend in the incremental accretion income related to the acquired loans, which peaked during the last six months of 2011.

Columbia's net interest margin, excluding incremental accretion income, interest reversals on nonaccrual loans and prepayment charge on Federal Home Loan Bank advances, decreased to 4.14% for the fourth quarter of 2012, down from 4.68% for the same period last year and down from 4.40% for the third quarter of 2012. The net interest margin, excluding incremental accretion income, was negatively impacted during the fourth quarter of 2012 by the overall decreasing trend in rates, impacting both the loan and investment portfolios. The average yield on investments declined as portfolio cash flows were reinvested at lower prevailing rates. Also contributing to the lower net interest margin was the additional cash held in overnight funds in anticipation of payment of the cash portion of the West Coast Bancorp merger consideration.

Ms. Dressel commented, “Our operating net interest margin compressed during the current quarter at a similar rate as much of the industry experienced in the previous quarter. During the fourth quarter, we executed on several initiatives to supplement the net interest margin in 2013, the results of which were beginning to be realized in December.”

The following table shows the impact to interest income and the related impact to the net interest margin resulting from accretion of income on acquired loan portfolios for the periods presented.

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(dollars in thousands)
Interest income as recorded	$19,719	$38,722	$98,583	$109,581
Less: Interest income at stated note rate	7,848	12,316	37,406	42,221
Incremental accretion income	$11,871	$26,406	$61,177	$67,360
Incremental accretion income due to:
Acquired impaired loans	$10,850	$17,222	$55,305	$53,079
Other acquired loans	1,021	9,184	5,872	14,281
Incremental accretion income	$11,871	$26,406	$61,177	$67,360
Reported net interest margin	5.15%	7.14%	5.77%	6.29%
Net interest margin excluding incremental accretion income, interest reversals on nonaccrual loans and prepayment charge on FHLB advances	4.14%	4.68%	4.36%	4.53%

Impact of Acquired Loan Accounting
The following table illustrates the significant impact to earnings associated with Columbia's acquired loan portfolios:

Acquired Loan Portfolio Activity

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(in thousands)
Incremental accretion income on acquired impaired loans	$10,850	$17,222	$55,305	$53,079
Incremental accretion income on other acquired loans	1,021	9,184	5,872	14,281
(Provision) recapture for losses on covered loans	(2,511)	3,960	(25,892)	1,648
Change in FDIC loss-sharing asset	(9,680)	(17,448)	(24,467)	(49,496)
Claw back liability benefit (expense)	154	(362)	54	(3,656)
Pre-tax earnings impact	$(166)	$12,556	$10,872	$15,856

The incremental accretion income in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At December 31, 2012, the accretable yield on acquired impaired loans was $166.9 million and the net discount on other acquired loans was $2.4 million.

The accretable yield and net discount represent income to be recorded by Columbia over the remaining life of the acquired loans. Accretable yield is subject to change based upon expected future loan cash flows, which are re-measured by Columbia on a quarterly basis.

The $2.5 million net provision for losses on covered loans in the current period is partially offset by an 80%, or $2.0 million, benefit to the change in the FDIC loss-sharing asset, resulting in a negative net pre-tax earnings impact of $502 thousand. The provision for losses on covered loans was primarily due to decreased expected future cash flows as re-measured during the current quarter when compared to the prior quarter's re-measurement.

The $9.7 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consists of $9.5 million of scheduled amortization expense and approximately $2.2 million of expense related to covered other real estate owned partially offset by the $2.0 million favorable adjustment described above.

Balance Sheet
Ms. Dressel commented, "Our focus on developing and enhancing customer relationships resulted in 8% growth in noncovered loans and a 12% increase in our business loans from the end of last year.”
Noncovered loans were $2.53 billion at December 31, 2012, up 2% from $2.48 billion at the prior quarter and up 8% from $2.35 billion at prior year end. Net noncovered loan growth was approximately $49 million from prior quarter and $177 million from prior year end. The growth in noncovered loans for the quarter was centered in commercial and multifamily residential real estate loans and commercial and multifamily residential real estate construction loans. At December 31, 2012, Columbia's total assets were $4.91 billion, a 3% increase from $4.79 billion in total assets at prior year end and virtually unchanged from the prior quarter.
Securities, including FHLB stock, were $1.02 billion at December 31, 2012, up 6% from $965.6 million at prior quarter and down 3% from $1.05 billion at prior year end.

Total deposits at December 31, 2012 were $4.04 billion, a 3% increase from $3.94 billion at September 30, 2012, and a 6% increase from $3.82 billion at December 31, 2011. Core deposits comprised 94% of total deposits, and were $3.80 billion at December 31, 2012, an increase of 3% from $3.69 billion at September 30, 2012, and an increase of 8% from $3.51 billion at December 31, 2011.

During the fourth quarter of 2012, the Company repaid $106.4 million of FHLB advances. Associated with this repayment, the Company incurred $603 thousand in prepayment expense.

Total shareholders' equity was $764.0 million at December 31, 2012, compared to $762.0 million and $759.3 million at September 30, 2012 and December 31, 2011, respectively. In accordance with the Columbia's recent capital and dividend strategies, total shareholders' equity has remained relatively unchanged over the past four quarters.

Asset Quality

At December 31, 2012, nonperforming noncovered assets were $48.5 million, a decrease of 9% from $53.3 million at September 30, 2012, and 43% from $85.4 million at December 31, 2011. Nonaccrual loans declined $4.2 million during the fourth quarter. The decrease in nonaccrual loans for the quarter was driven by payments of $4.4 million, charge-offs of $2.7 million, the return of $2.5 million of nonaccrual loans to accrual status, and $935 thousand of loans transferred to OREO, partially offset by $6.3 million of new nonaccrual loans. Noncovered other real estate owned (OREO) and other personal property owned (OPPO) were reduced by $641 thousand during the fourth quarter, as a result of $991 thousand in sales and $585 thousand in write-downs, partially offset by loan foreclosures of $935 thousand. Columbia's allowance for loan losses to nonperforming, noncovered loans ratio was 140% for the quarter, up from 124% for the third quarter 2012 and 99% for the same period last year.

The following table sets forth, at the dates indicated, information with respect to noncovered nonaccrual loans and total noncovered nonperforming assets.

	December 31, 2012	September 30, 2012	December 31, 2011
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$9,299	$12,564	$10,243
Real estate:
One-to-four family residential	2,349	2,220	2,696
Commercial and multifamily residential	19,204	19,459	19,485
Total real estate	21,553	21,679	22,181
Real estate construction:
One-to-four family residential	4,900	5,359	10,785
Commercial and multifamily residential	—	—	7,067
Total real estate construction	4,900	5,359	17,852
Consumer	1,643	1,987	3,207
Total nonaccrual loans	37,395	41,589	53,483
Noncovered other real estate owned and other personal property owned	11,108	11,749	31,905
Total nonperforming noncovered assets	$48,503	$53,338	$85,388

For the quarter ended December 31, 2012, net loan charge-offs were $1.6 million, compared to $2.1 million for the same period a year ago, and $3.5 million last quarter. Net charge-offs during the current quarter were primarily centered in commercial business loans.

The following table provides an analysis of the Company's allowance loan and lease losses at the dates and the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)
Beginning balance	$51,527	$50,422	$53,041	$60,993
Charge-offs:
Commercial business	(1,903)	(1,758)	(10,173)	(7,909)
One-to-four family residential real estate	(50)	—	(549)	(717)
Commercial and multifamily residential real estate	(365)	(1,325)	(5,474)	(3,687)
One-to-four family residential real estate construction	(181)	(72)	(1,606)	(2,487)
Commercial and multifamily residential real estate construction	—	(503)	(93)	(2,213)
Consumer	(658)	(620)	(2,534)	(3,918)
Total charge-offs	(3,157)	(4,278)	(20,429)	(20,931)
Recoveries:
Commercial business	234	1,441	1,548	2,598
One-to-four family residential real estate	83	2	285	80
Commercial and multifamily residential real estate	261	363	1,599	459
One-to-four family residential real estate construction	582	168	1,488	2,091
Commercial and multifamily residential real estate construction	2	—	66	—
Consumer	362	173	1,171	351
Total recoveries	1,524	2,147	6,157	5,579
Net charge-offs	(1,633)	(2,131)	(14,272)	(15,352)
Provision charged to expense	2,350	4,750	13,475	7,400
Ending balance	$52,244	$53,041	$52,244	$53,041

For the fourth quarter of 2012, Columbia made a provision of $2.4 million for noncovered loan losses. For the comparable quarter last year the company made a provision of $4.8 million. The provision for noncovered loan losses during the current quarter was primarily driven by net charge-offs realized in the quarter and to a lesser extent by the $49 million in noncovered loan growth experienced during the quarter.

The allowance for noncovered loan losses to period end loans was 2.07% at December 31, 2012 compared to 2.08% at September 30, 2012 and 2.26% at December 31, 2011.

Fourth Quarter 2012 Operating Results

Quarter ended December 31, 2012
Net Interest Income
Net interest income for the fourth quarter of 2012 was $54.9 million, a decrease of 24% from $72.1 million for the same quarter in 2011, primarily due to the accretion income recorded during the fourth quarter of 2011 related to our acquired loan portfolios. During the fourth quarter of 2012, the Company recorded $11.9 million in incremental accretion income on acquired loans compared to $26.4 million for the fourth quarter of 2011.
Compared to the third quarter of 2012, net interest income decreased 4% from $57.3 million primarily due to lower yields on the loan and securities portfolios.

Noninterest Income (Loss)
Total noninterest income was $6.6 million for the fourth quarter of 2012, compared to a loss of $9.6 million for the fourth quarter of 2011. The increase from the prior-year period was due to a combination of the change in the FDIC loss-sharing asset, which accounted for $7.8 million of the increase, and an increase of $6.5 million in investment securities gains. The increase in securities gains was primarily due to the $3.0 million gain recorded in the current quarter on a municipal bond that was determined to be other than temporarily impaired in the fourth quarter of 2011. The Company received full payment on this security in the current quarter.

The following table reflects the components of the change in the FDIC loss-sharing asset for the three month periods indicated.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands)
Adjustments reflected in income
Amortization, net	(9,522)	(13,493)	(42,940)	(46,049)
Loan impairment (recapture)	2,009	(3,742)	20,714	(1,318)
Sale of other real estate	(2,908)	(859)	(7,789)	(4,346)
Write-downs of other real estate	687	563	5,190	1,474
Other	54	83	358	743
Change in FDIC loss-sharing asset	$(9,680)	$(17,448)	$(24,467)	$(49,496)

Noninterest Expense
Total noninterest expense for the fourth quarter of 2012 was $37.8 million, a decrease of 9% from $41.3 million for the same quarter in 2011. The decrease from the prior-year period was due to a decreases of $830 thousand in compensation and benefits, $642 thousand in occupancy and $992 thousand in other noninterest expense as well as an increase of $834 thousand in net benefit of operation of other real estate. These decreases were partially offset by a $1.1 million increase in legal and professional fees, which includes $649 thousand of costs recorded during the fourth quarter of 2012 related to the announced merger with West Coast Bancorp.

Compared to the third quarter of 2012, noninterest expense decreased $3.1 million, or 8%. The decrease was primarily attributable to a decrease of $1.0 million in advertising and promotion, $573 thousand in compensation and benefit expense, and a $489 thousand change in the FDIC clawback liability.

Organizational Update

Melanie Dressel commented, “As an important component of our ongoing effort to improve efficiencies without compromising customer service, we continually evaluate the profitability of our customer delivery channels. A total of three branches were closed during 2012; during the fourth quarter, we consolidated our Port Townsend and Belfair branches, both located in grocery stores in Washington, into nearby, full-service locations.”
Ms. Dressel continued, “As we announced last quarter, we signed a definitive merger agreement with West Coast Bancorp (“West Coast”) headquartered in Lake Oswego, Oregon. After the merger, Columbia will rank as the number one community bank in deposit market share in both Oregon and Washington, and we will have extensive coverage throughout both states with about 150 branches and over $7 billion in assets. We expect this transaction to be completed within the next three months, subject to the approval of the shareholders of each company and the necessary regulatory approvals.”

Cash Dividend Announcement
The Board of Directors announced that a quarterly cash dividend of $0.10 per common share will be paid on February 20, 2013 to shareholders of record on February 6, 2013. This is an increase of 11% from $0.09 paid the prior quarter.

Conference Call
Columbia's management will discuss the fourth quarter and full year 2012 results on a conference call scheduled for Thursday, January 24, 2013 at 1:00 p.m. PDT (4:00 pm EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #86908552.
A conference call replay will be available from approximately 4:00 p.m. PDT on January 24, 2013 through midnight PDT on January 31, 2013. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #86908552.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the sixth consecutive year, the bank was named in 2012 as one of Puget Sound Business Journal's “Washington's Best Workplaces.”
    Columbia Banking System has 99 banking offices, including 74 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) the proposed merger with West Coast Bancorp may not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all, which may have an effect on the trading prices of Columbia's stock; (5) costs or difficulties related to the integration of acquisitions may be greater than expected; (6) competitive pressure among financial institutions may increase significantly; and (7) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Year Ended
Unaudited	December 31,				December 31,
	2012		2011		2012	2011
Earnings	(dollars in thousands except per share amounts)
Net interest income	$54,898		$72,124		$238,927	$236,736
Provision for loan and lease losses	$2,350		$4,750		$13,475	$7,400
Provision (recapture) for losses on covered loans, net (1)	$2,511		$(3,960)		$25,892	$(1,648)
Noninterest income (loss)	$6,567		$(9,602)		$27,058	$(9,283)
Noninterest expense	$37,800		$41,314		$162,913	$155,759
Net income	$13,462		$14,754		$46,143	$48,037
Per Common Share
Earnings (basic)	$0.34		$0.37		$1.16	$1.22
Earnings (diluted)	$0.34		$0.37		$1.16	$1.21
Book value	$19.25		$19.23		$19.25	$19.23
Averages
Total assets	$4,925,736		$4,755,222		$4,826,283	$4,509,010
Interest-earning assets	$4,388,487		$4,098,603		$4,246,724	$3,871,424
Loans, including covered loans	$2,926,825		$2,817,279		$2,900,520	$2,607,266
Securities	$1,007,059		$957,727		$1,011,294	$928,891
Deposits	$4,012,764		$3,791,169		$3,875,666	$3,541,399
Core deposits	$3,769,409		$3,472,023		$3,609,467	$3,218,425
Interest-bearing deposits	$2,714,292		$2,664,133		$2,683,630	$2,557,179
Interest-bearing liabilities	$2,796,155		$2,808,497		$2,808,968	$2,717,243
Noninterest-bearing deposits	$1,298,472		$1,127,036		$1,192,036	$984,220
Shareholders' equity	$767,781		$757,696		$761,185	$730,726
Financial Ratios
Return on average assets	1.09%		1.23%		0.96%	1.07%
Return on average common equity	6.98%		7.73%		6.06%	6.57%
Average equity to average assets	15.59%		15.93%		15.77%	16.21%
Net interest margin	5.15%		7.14%		5.77%	6.27%
Efficiency ratio (tax equivalent)(2)	68.26%		69.56%		69.17%	70.68%

	December 31,
Period end	2012		2011
Total assets	$4,906,335		$4,785,945
Covered assets, net	$407,648		$560,055
Loans, excluding covered loans, net	$2,525,710		$2,348,371
Allowance for noncovered loan and lease losses	$52,244		$53,041
Securities	$1,023,484		$1,050,325
Deposits	$4,042,085		$3,815,529
Core deposits	$3,802,366		$3,510,435
Shareholders' equity	$764,008		$759,338
Nonperforming, noncovered assets
Nonaccrual loans	$37,395		$53,483
Other real estate owned ("OREO") and other personal property owned ("OPPO")	11,108		31,905
Total nonperforming, noncovered assets	$48,503		$85,388
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.91%		3.59%
Nonperforming loans to period-end noncovered loans	1.48%		2.28%
Nonperforming assets to period-end noncovered assets	1.08%		2.02%
Allowance for loan and lease losses to period-end noncovered loans	2.07%		2.26%
Allowance for loan and lease losses to nonperforming noncovered loans	139.71%		99.17%
Net noncovered loan charge-offs	$14,272	(3)	$15,352	(4)

(1) Provision (recapture) for losses on covered loans was partially offset by $2.0 million in income and $3.7 million in expense recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended December 31, 2012 and 2011, respectively. For the year ended December 31, 2012 and 2011, provision (recapture) for losses on covered loans was partially offset by $20.7 million in income and $1.3 million in expense, respectively.

(2) Noninterest expense, excluding net cost of operation of other real estate, FDIC clawback liability expense and merger related expenses, divided by the sum of net interest income, excluding incremental accretion income on the acquired loan portfolio and prepayment expenses on FHLB advances, and noninterest income on a tax equivalent basis, excluding gain/loss on investment securities, gain on bank acquisition, and the change in FDIC loss-sharing asset.

(3) For the year ended December 31, 2012.
(4) For the year ended December 31, 2011.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	December 31,		December 31,
	2012		2011
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,155,158	45.7%	$1,031,721	43.9%
Real estate:
One-to-four family residential	43,922	1.7%	64,491	2.8%
Commercial and multifamily residential	1,061,201	42.0%	998,165	42.5%
Total real estate	1,105,123	43.7%	1,062,656	45.3%
Real estate construction:
One-to-four family residential	50,602	2.0%	50,208	2.1%
Commercial and multifamily residential	65,101	2.7%	36,768	1.6%
Total real estate construction	115,703	4.7%	86,976	3.7%
Consumer	157,493	6.2%	183,235	7.8%
Subtotal loans	2,533,477	100.3%	2,364,588	100.7%
Less: Net unearned income	(7,767)	(0.3)%	(16,217)	(0.7)%
Total noncovered loans, net of unearned income	2,525,710	100.0%	2,348,371	100.0%
Less: Allowance for loan and lease losses	(52,244)		(53,041)
Noncovered loans, net	2,473,466		2,295,330
Covered loans, net of allowance for loan losses of ($29,157) and ($4,944), respectively	391,337		531,929
Total loans, net	$2,864,803		$2,827,259
Loans held for sale	$2,563		$2,148

	December 31,		December 31,
	2012		2011
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$1,321,171	32.7%	$1,156,610	30.3%
Interest bearing demand	870,821	21.5%	735,340	19.3%
Money market	1,043,459	25.8%	1,031,664	27.0%
Savings	314,371	7.8%	283,416	7.4%
Certificates of deposit less than $100,000	252,544	6.2%	303,405	8.0%
Total core deposits	3,802,366	94%	3,510,435	92.0%

Certificates of deposit greater than $100,000	212,924	5.3%	262,731	6.9%
Certificates of deposit insured by CDARS®	26,720	0.7%	42,080	1.1%
Subtotal	4,042,010	100.0%	3,815,246	100.0%
Premium resulting from acquisition date fair value adjustment	75		283
Total deposits	$4,042,085		$3,815,529

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	December 31,		December 31,
	2012		2011
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$16,311	$45	$28,126	$—
Noncovered	10,676	432	22,893	9,011
Total	$26,987	$477	$51,019	$9,011

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
OREO and OPPO Earnings Impact	(in thousands)
Net cost of operation of noncovered OREO	$664	$1,567	$4,766	$7,416
Net benefit of operation of covered OREO	(2,097)	(2,166)	(6,735)	(8,438)
Net benefit of operation of OREO	$(1,433)	$(599)	$(1,969)	$(1,022)

Noncovered OPPO cost (benefit), net	$(271)	$20	$1,971	$(1,088)
Covered OPPO benefit, net	(197)	(1)	(213)	(105)
OPPO expense, net (1)	$(468)	$19	$1,758	$(1,193)

(1) OPPO expense, net is included in Other noninterest expense in the Consolidated Statements of Income.

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
	(dollars in thousands except per share)
Earnings
Net interest income	$54,898	$57,265	$59,701	$67,063	$72,124
Provision for loan and lease losses	$2,350	$2,875	$3,750	$4,500	$4,750
Provision (recapture) for losses on covered loans	$2,511	$(3,992)	$11,688	$15,685	$(3,960)
Noninterest income (loss)	$6,567	$(911)	$11,828	$9,574	$(9,602)
Noninterest expense	$37,800	$40,936	$39,825	$44,352	$41,314
Net income	$13,462	$11,880	$11,899	$8,902	$14,754
Per Common Share
Earnings (basic)	$0.34	$0.30	$0.30	$0.22	$0.37
Earnings (diluted)	$0.34	$0.30	$0.30	$0.22	$0.37
Book value	$19.25	$19.20	$19.13	$18.97	$19.23
Averages
Total assets	$4,925,736	$4,828,102	$4,788,723	$4,776,186	$4,755,222
Interest-earning assets	$4,388,487	$4,263,414	$4,194,281	$4,137,449	$4,098,603
Loans, including covered loans	$2,926,825	$2,919,520	$2,895,436	$2,860,524	$2,817,279
Securities	$1,007,059	$983,815	$1,029,337	$1,023,067	$957,727
Deposits	$4,012,764	$3,859,284	$3,823,985	$3,805,324	$3,791,169
Core deposits	$3,769,409	$3,599,246	$3,555,279	$3,512,490	$3,472,023
Interest-bearing deposits	$2,714,292	$2,665,094	$2,682,092	$2,672,911	$2,664,133
Interest-bearing liabilities	$2,796,155	$2,803,201	$2,820,857	$2,815,753	$2,808,497
Noninterest-bearing deposits	$1,298,472	$1,194,190	$1,141,893	$1,132,413	$1,127,036
Shareholders' equity	$767,781	$761,281	$758,391	$761,686	$757,696
Financial Ratios
Return on average assets	1.09%	0.98%	1.00%	0.75%	1.23%
Return on average common equity	6.98%	6.21%	6.31%	4.70%	7.73%
Average equity to average assets	15.59%	15.77%	15.84%	15.95%	15.93%
Net interest margin	5.15%	5.52%	5.88%	6.67%	7.14%
Efficiency ratio (tax equivalent)	68.26%	68.46%	68.54%	71.48%	69.56%
Period end
Total assets	$4,906,335	$4,903,049	$4,789,413	$4,815,432	$4,785,945
Covered assets, net	$407,648	$445,797	$482,073	$526,043	$560,055
Loans, excluding covered loans, net	$2,525,710	$2,476,844	$2,436,961	$2,371,818	$2,348,371
Allowance for noncovered loan and lease losses	$52,244	$51,527	$52,196	$52,283	$53,041
Securities	$1,023,484	$965,641	$1,019,978	$1,021,428	$1,050,325
Deposits	$4,042,085	$3,938,855	$3,830,817	$3,865,445	$3,815,529
Core deposits	$3,802,366	$3,685,844	$3,568,307	$3,591,663	$3,510,435
Shareholders' equity	$764,008	$761,977	$758,712	$752,703	$759,338
Nonperforming, noncovered assets
Nonaccrual loans	$37,395	$41,589	$49,465	$57,552	$53,483
OREO and OPPO	11,108	11,749	17,608	21,571	31,905
Total nonperforming, noncovered assets	$48,503	$53,338	$67,073	$79,123	$85,388
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.91%	2.14%	2.73%	3.31%	3.59%
Nonperforming loans to period-end noncovered loans	1.48%	1.68%	2.03%	2.43%	2.28%
Nonperforming assets to period-end noncovered assets	1.08%	1.20%	1.56%	1.84%	2.02%
Allowance for loan and lease losses to period-end noncovered loans	2.07%	2.08%	2.14%	2.20%	2.26%
Allowance for loan and lease losses to nonperforming noncovered loans	139.71%	123.90%	105.52%	90.84%	99.17%
Net noncovered loan charge-offs	$1,633	$3,544	$3,836	$5,258	$2,131

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Year Ended
Unaudited	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands except per share)
Interest Income
Loans	$50,558	$66,974	$219,433	$218,420
Taxable securities	3,862	5,169	18,276	21,870
Tax-exempt securities	2,499	2,659	9,941	10,142
Federal funds sold and deposits in banks	290	117	854	839
Total interest income	57,209	74,919	248,504	251,271
Interest Expense
Deposits	1,208	1,909	5,887	10,478
Federal Home Loan Bank advances	379	765	2,608	2,980
Prepayment charge on Federal Home Loan Bank advances	603	—	603	—
Long-term obligations	—	—	—	579
Other borrowings	121	121	479	498
Total interest expense	2,311	2,795	9,577	14,535
Net Interest Income	54,898	72,124	238,927	236,736
Provision for loan and lease losses	2,350	4,750	13,475	7,400
Provision (recapture) for losses on covered loans, net	2,511	(3,960)	25,892	(1,648)
Net interest income after provision (recapture) for loan and lease losses	50,037	71,334	199,560	230,984
Noninterest Income (Loss)
Service charges and other fees	7,776	6,886	29,998	26,632
Gain on bank acquisitions, net of tax	—	—	—	1,830
Merchant services fees	1,987	1,992	8,154	7,385
Investment securities gains (losses), net	3,671	(2,816)	3,733	(2,816)
Bank owned life insurance	684	632	2,861	2,188
Change in FDIC loss-sharing asset	(9,680)	(17,448)	(24,467)	(49,496)
Other	2,129	1,152	6,779	4,994
Total noninterest income (loss)	6,567	(9,602)	27,058	(9,283)
Noninterest Expense
Compensation and employee benefits	20,950	21,780	85,434	81,552
Occupancy	4,721	5,363	20,031	18,963
Merchant processing	888	934	3,612	3,698
Advertising and promotion	308	636	3,650	3,686
Data processing and communications	2,451	2,452	9,714	8,484
Legal and professional fees	2,694	1,618	8,915	6,486
Taxes, licenses and fees	1,142	1,463	4,736	4,446
Regulatory premiums	824	784	3,384	4,337
Net benefit of operation of other real estate	(1,433)	(599)	(1,969)	(1,022)
Amortization of intangibles	1,083	1,203	4,445	4,319
FDIC clawback liability expense (recovery)	(154)	362	(54)	3,656
Other	4,326	5,318	21,015	17,154
Total noninterest expense	37,800	41,314	162,913	155,759
Income before income taxes	18,804	20,418	63,705	65,942
Provision for income taxes	5,342	5,664	17,562	17,905
Net Income	$13,462	$14,754	$46,143	$48,037
Earnings per common share
Basic	$0.34	$0.37	$1.16	$1.22
Diluted	$0.34	$0.37	$1.16	$1.21
Dividends paid per common share	$0.09	$0.13	$0.98	$0.27
Weighted average number of common shares outstanding	39,295	39,135	39,260	39,103
Weighted average number of diluted common shares outstanding	39,297	39,222	39,263	39,180

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			December 31,	December 31,
			2012	2011
			(in thousands)
ASSETS
Cash and due from banks			$124,573	$91,364
Interest-earning deposits with banks and federal funds sold			389,353	202,925
Total cash and cash equivalents			513,926	294,289
Securities available for sale at fair value (amortized cost of $969,359 and $987,560, respectively)			1,001,665	1,028,110
Federal Home Loan Bank stock at cost			21,819	22,215
Loans held for sale			2,563	2,148
Loans, excluding covered loans, net of unearned income of ($7,767) and ($16,217), respectively			2,525,710	2,348,371
Less: allowance for loan and lease losses			52,244	53,041
Loans, excluding covered loans, net			2,473,466	2,295,330
Covered loans, net of allowance for loan losses of ($30,056) and ($4,944), respectively			391,337	531,929
Total loans, net			2,864,803	2,827,259
FDIC loss-sharing asset			96,354	175,071
Interest receivable			14,268	15,287
Premises and equipment, net			118,708	107,899
Other real estate owned ($16,311 and $28,126 covered by FDIC loss-share, respectively)			26,987	51,019
Goodwill			115,554	115,554
Core deposit intangible, net			15,721	20,166
Other assets			113,967	126,928
Total assets			$4,906,335	$4,785,945
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$1,321,171	$1,156,610
Interest-bearing			2,720,914	2,658,919
Total deposits			4,042,085	3,815,529
Federal Home Loan Bank advances			6,644	119,009
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			68,598	67,069
Total liabilities			4,142,327	4,026,607
Commitments and contingent liabilities
	December 31,	December 31,
	2012	2011
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,686	39,506	581,471	579,136
Retained earnings			162,388	155,069
Accumulated other comprehensive income			20,149	25,133
Total shareholders' equity			764,008	759,338
Total liabilities and shareholders' equity			$4,906,335	$4,785,945